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                                                                   Exhibit 99(a)
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                            ANTHEM ELECTRONICS, INC.
                          INCENTIVE STOCK OPTION PLAN
                          ---------------------------

              (AS RESTATED AND AMENDED THROUGH FEBRUARY 18, 1992)


I.      PURPOSES OF THE PLAN.
        --------------------

             (a) This Incentive Stock Option Plan (the "Plan") is intended to promote the interests of Anthem Electronics, Inc., a Delaware corporation ("Corporation"), by providing a method whereby employees of the Corporation or its subsidiaries who are primarily responsible for the management, growth and financial success of the Corporation and its subsidiaries may be offered incentives and rewards which will encourage them to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation and continue to remain in the employ of the Corporation or its subsidiaries.

             (b) The corporation intends that options issued under the Plan be incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code").

             (c) For purposes of this Plan, each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a subsidiary of the Corporation, provided each such corporation other than the last corporation in the unbroken chain owns, at the time of determination, stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.


II.     ADMINISTRATION OF THE PLAN.
        --------------------------

             (a) The Plan shall be administered by a committee (the "Committee") of the Corporation's Board of Directors (the "Board"). The committee shall consist of not less than two (2) non-employee members of the Board. Each member shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

             (b) The Committee is authorized (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding option as it may deem necessary or advisable. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan or any outstanding option.

             (c) The Committee shall have the authority to make option grants under the Plan to any and all eligible individuals. The Committee shall have complete discretion to determine the number of shares to be covered by each such option, the time or times at which such option is to become exercisable and the maximum term for which the option is to remain outstanding.


III.    ELIGIBILITY FOR OPTION GRANTS.
        -----------------------------

             The persons who shall be eligible to receive options pursuant to this Plan are such employees (including officers and directors) of the Corporation or its subsidiaries as the Committee shall from time to time select. A director of the Corporation shall not be eligible for option grants under the Plan unless such director is also an employee of the Corporation or its subsidiaries.


IV.     STOCK SUBJECT TO THE PLAN.
        -------------------------

             (a) The stock issuable under the Plan shall be shares of the Corporation's authorized but unissued or reacquired Common Stock. The number of shares issuable in the aggregate over the term

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of this Plan and the Corporation's Non-Qualified Stock Option Plan (the
"Non-Qualified Plan") shall not exceed 2,340,000****/ shares, subject to adjustment from time to time in accordance with subsection IV(c) of the Plan. The maximum number of shares for which stock appreciation rights may be granted under this Plan and the Non-Qualified Plan shall not exceed 2,100,000*****/ shares of Common Stock, subject to adjustment from time to time in accordance with subsection IV(c) of the Plan.

             (b) Should an option granted under this Plan or the Non-Qualified Plan be terminated or canceled for any reason prior to exercise or surrender in full, the shares subject to the portion of the option not so exercised or surrendered shall be available for subsequent option grants under this Plan or the Non-Qualified Plan. Shares subject to any option surrendered or canceled in accordance with the stock appreciation rights provisions of the Plan and shares repurchased by the Corporation pursuant to its repurchase rights under the Plan shall not be available for subsequent option or stock appreciation rights grants under this Plan or the Non-Qualified Plan.

             (c) In the event any change is made to the Common Stock issuable under the Plan by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Committee to (A) the maximum number and/or class of shares issuable in the aggregate under this Plan and the Non-Qualified Plan, (B) the number and/or class of shares and the option price per share of the stock subject to each outstanding option, (C) the maximum number of shares for which stock appreciation rights may be granted under this Plan and the Non- Qualified Plan and (D) the number of shares subject to outstanding stock appreciation rights and the exercise price per share in effect thereunder. The adjustments determined by the Committee shall be final, binding and conclusive.


V.      TERMS AND CONDITIONS OF OPTIONS.
        -------------------------------

             Options granted pursuant to the Plan shall be authorized by action of the Committee. Each granted option shall be evidenced by an instrument in such form as the Committee shall from time to time approve; provided, however, that each such instrument shall comply with and incorporate the terms and conditions specified below.

             1.   Option Price.
                  ------------

             A. The option price per share shall be fixed by the Committee, but in no event shall the option price per share be less than one hundred percent (100%) of the fair market value per share of Common Stock on the date of the option grant.

             B. If any individual to whom an option is to be granted pursuant to the provisions of the Plan is on the date of grant the owner of stock (as determined under Section 425(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any one of its subsidiaries (such person to be herein referred to as a 10% Shareholder), then the option price per share of the Common Stock subject to such option shall not be less than one hundred and ten percent (110%) of the fair market value per share of Common Stock on the date of grant.





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****    From and after February 18, 1992, 1992, not more than 2,940,000 shares may be issued in the aggregate under both this Plan and the Non-Qualified Plan, assuming stockholder approval of the 600,000-share increase is obtained at the 1992 Annual Meeting.

***** From and after February 18, 1992, the maximum number of shares for which stock appreciation rights may be granted under this Plan and the Non-Qualified Plan shall not in the aggregate exceed 2,700,000 shares, assuming stockholder approval of the 600,000-share increase at the 1992 Annual Meeting.

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             C.   Exercise of the option shall be effected by written notice to the Corporation or its designate, and the option price shall become immediately due upon exercise. Payment of the option price may, subject to the provisions of Article IX, be effected in one of the alternative forms specified below:

                  (i)       full payment in cash or cash equivalents;

                  (ii) full payment in shares of Common Stock held by the optionee for at least six (6) months and having a fair market value on the Exercise Date (as such term is defined below) equal to the option price;

                  (iii) full payment in a combination of shares of Common Stock held for at least six (6) months and valued at fair market value on the Exercise Date and cash or cash equivalents; or

                  (iv) payment effected through a broker-dealer sale and remittance procedure pursuant to which the Optionee (I) shall provide irrevocable written instructions to the designated broker-dealer to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, an amount equal to the aggregate Option Price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Corporation by reason of such purchase and (II) shall provide written directives to the Corporation to deliver the certificates for the purchased shares directly to such broker-dealer; or

                  (v) payment with any other property acceptable to the Committee which has a fair market value on the Exercise Date equal to the option price and serves as valid consideration for issuance of the Corporation's Common Stock under Delaware law.

             For purposes of this subsection C, the Exercise Date shall be the first date on which there shall have been delivered to the Corporation: (i) written notice of the exercise of the option and (ii) any representations by the optionee the Corporation should determine are required by Federal and State securities laws. Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the option price for the purchased shares must accompany such notice.

             D. The fair market value of a share of Common Stock on any relevant date under subsection A, B or C above (and for all other valuation purposes under the Plan) shall be determined in accordance with the following provisions:

                  (i) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value shall be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) of one share of Common Stock on the day preceding the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Common Stock on such day, then the mean between the highest bid and lowest asked prices (or closing selling price) on the last preceding date for which such quotations exist shall be determinative of fair market value.

                  (ii) If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price of one share of Common Stock on the day preceding the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on such day, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.





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             2.   Term and Exercise of Options.
                  ----------------------------

             A. Each option granted under the Plan shall be exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Committee and set forth in the instrument evidencing such option; provided, however, that (i) no option granted under this Plan shall have a term in excess of ten (10) years from the grant date and (ii) no option granted to a 10% Shareholder shall have a term in excess of five (5) years from the grant date.

             B. During the lifetime of the optionee, the option shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution.

             3.   Effect of Termination of Employment.
                  -----------------------------------

             A. Should an optionee cease to be an Employee of the Corporation for any reason (including death or permanent disability as defined in Section 22(e) (3) of the Code) while the holder of one or more outstanding options granted to such optionee under the Plan, then (except as otherwise provided pursuant to Article XI below) such option or options shall in no event remain exercisable for more than a twelve (12) month period (or such shorter period as is determined by the Committee and set forth in the instrument evidencing the option) following the date of such cessation of Employee status, and under no circumstances shall any such option be exercisable after the specified expiration date of the option term. Each such option shall, during such twelve
(12) month or shorter period, be exercisable only to the extent of the number of shares (if any) for which the option is exercisable on the date of such cessation of Employee status. Upon the expiration of such twelve (12) month or shorter period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

             B. If (i) the optionee's status as an Employee is terminated for cause (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or any unauthorized disclosure or use of confidential information or trade secrets) or (ii) the optionee makes or attempts to make any unauthorized use or disclosure of confidential information or trade secrets of the Corporation or any subsidiary, then in any such event all outstanding options granted the optionee under the Plan shall immediately terminate and cease to be exercisable.

             C. Any option granted to an optionee under the Plan and exercisable in whole or in part on the date of the optionee's death may be subsequently exercised, but only to the extent of the number of shares (if any) for which the option is exercisable on the date of the optionee's death, by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution, provided and only if such exercise occurs prior to the earlier of (i) the first anniversary of the date of the optionee's death or (ii) the specified expiration date of the option term.
Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.

             D. The Committee shall have complete discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to permit one or more options held by the optionee under this subsection V.3 to be exercised, during the limited period of exercisability provided under subsections V.3.A and V.3.C above, not only with respect to the number of shares for which each such option is exercisable at the time of the optionee's cessation of Employee status but also with respect to one or more subsequent installments of purchasable shares for which the option would have otherwise become exercisable had such cessation of Employee status not occurred.

             E. For purposes of the foregoing provisions of this subsection V.3, the optionee shall be deemed to be an Employee of the Corporation for so long as the optionee remains in the employ of the Corporation or one or more of its subsidiaries.





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             4.   Stockholder Rights.  An option holder shall have none of the rights of a stockholder with respect to any shares covered by the option until such individual shall have exercised the option in accordance with the provisions of the Plan and the option agreement evidencing the grant.

             5. Repurchase Rights. The Committee may in its discretion determine that it shall be a term and condition of one or more options granted under the Plan that the Corporation (or its assigns) shall have the right, exercisable upon the optionee's cessation of Employee status, to repurchase at the original option price any or all of the shares of Common Stock previously acquired by the optionee upon the exercise of such option. Any such repurchase right shall be exercisable by the Corporation (or its assigns) upon such terms and conditions (including the establishment of the appropriate vesting schedule and other provisions for the expiration of such right in one or more installments) as the Committee may specify in the instrument evidencing such right. All of the Corporation's outstanding repurchase rights shall automatically terminate, and all shares subject to such terminated rights shall immediately vest in full, upon the occurrence of any Corporate Transaction under Article VI, except to the extent: (i) the Corporation's outstanding repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such termination of repurchase rights and acceleration of vesting are precluded by other limitations imposed by the Committee at the time of the option grant. The Committee shall have the discretionary authority, exercisable either before or after the optionee's cessation of Employee status, to cancel the Corporation's outstanding repurchase rights with respect to one or more shares subject to such rights and thereby accelerate the vesting of such shares in whole or in part at any time.

             6. Sequential Exercise. Notwithstanding anything to the contrary contained in this Plan, no option granted prior to January 1, 1987 shall be exercisable to any extent while there remains outstanding (within the meaning of Section 422(c)(7) of the Code as in effect prior to January 1, 1987) any other pre-1987 incentive stock option which was granted at an earlier date to the optionee to purchase stock in the Corporation or in any other corporation which is on the date of grant of the later option either a parent or subsidiary of the Corporation or a predecessor corporation of any of such corporations.

             7. Dollar Limitation. The following dollar limitations shall be in effect for options granted under the Plan:

                  (i) Pre-1987 Grants. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock which may be made the subject of options granted under the Plan (or any other incentive stock option plan of the Corporation or its subsidiaries) to any Employee in any one calendar year prior to the 1987 calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000), plus any unused Carryover to such pre-1987 calendar year. For purposes of the preceding limitation, the term "Carryover" means one-half (1/2) of the amount by which the sum of One Hundred Thousand Dollars ($100,000) exceeds the aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which the Employee was previously granted options under the Plan (or any other incentive stock option plan of the Corporation or its subsidiaries) in each calendar year after 1980 and prior to 1987. The unused Carryover shall be available for each of the three (3) pre-1987 calendar years immediately following the calendar year in which the Carryover arises and shall increase the basic $100,000 limitation otherwise applicable to the Employee for each such pre-1987 calendar year by an amount equal to the Carryover, less the portion thereof used in prior calendar years. Options granted the Employee during any pre-1987 calendar year shall first be applied against the basic $100,000 limitation in effect for such calendar year and then applied against any of the Employee's unused Carryovers to such calendar year, in the order in which such Carryovers arose in prior calendar years.

                  (ii) Post-1986 Grants. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee after December 31, 1986 under the Plan (or any other incentive stock option plan of the Corporation or its subsidiaries) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred





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        Thousand Dollars ($100,000.00) or such greater amount as may be permitted under subsequent amendments to Section 422 of the Code. To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as incentive stock options shall be applied on the basis of the order in which such options are granted.


VI.     CORPORATE TRANSACTION/CHANGE IN CONTROL.
        ---------------------------------------

             A. In the event of any of the following transactions (a "Corporate Transaction"):

                  (i) a merger or acquisition in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated,

                  (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or

                  (iii) any other corporate reorganization or business combination in which fifty percent (50%) or more of the Corporation's outstanding voting stock is transferred to different holders in a single transaction or a series of related transactions, then the exercisability of each option outstanding under the Plan shall be automatically accelerated so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock purchasable under such option and may be exercised for all or any portion of such shares. However, an outstanding option under the Plan shall not be so accelerated if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof or (ii) the acceleration of such option is subject to other applicable limitations imposed by the Committee at the time of grant. The determination of comparability under clause (i) above shall be made by the Committee, and its determination shall be final, binding and conclusive. The Committee shall have the discretion, exercisable either in advance of any actually- anticipated Corporate Transaction or at the time of an actual Corporate Transaction, to provide (upon such terms and conditions as it may deem appropriate) for the automatic acceleration of one or more outstanding options assumed or replaced in the Corporate Transaction, in the event the optionee's employment should subsequently terminate within a designated period following the effective date of such Corporate Transaction.

             B. A change in control ("Change in Control") shall be deemed to occur:

                  (i) should a person or related group of persons, other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with the Corporation, acquire ownership of twenty-five percent (25%) or more of the corporation's outstanding voting stock pursuant to a tender or exchange offer which the Board does not recommend the shareholders of the Corporation to accept; or

                  (ii)      on the first date within any period of twenty-four
        (24) consecutive months or less on which there is effected a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number) cease, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been members of the Board continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.





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With respect to any such Change in Control, the Committee shall have full power and authority, exercisable either in advance of any actually- anticipated
Change in Control or at the time of an actual Change in Control, to provide for the acceleration of each option outstanding under the Plan which is not then fully exercisable so that each such option shall become fully exercisable as of the Change in Control for the total number of shares at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. The Committee shall also have full power and authority to condition such option acceleration, and the termination of any of the Corporation's repurchase rights with respect to any unvested shares purchased or purchasable under such option, upon the subsequent termination of the optionee's employment within a designated period following the Change in Control.

             C. In connection with any such Corporate Transaction or Change in Control, the exercisability as an incentive stock option under the Federal tax laws of any accelerated post-1986 options under the Plan shall remain subject to the applicable dollar limitation of subsection V.7(ii), and the exercise of any accelerated pre-1987 incentive stock options shall remain subject to the applicable segmented exercise limitation of subsection V.6.

             D. Upon the consummation of a Corporate Transaction, all outstanding options under the Plan shall, to the extent not previously exercised or assumed by the successor corporation or its parent company, terminate and cease to be outstanding. Upon a Change in Control, all outstanding options accelerated pursuant to subsection VI.B above shall remain fully exercisable until the expiration or sooner termination of the option term specified in the instrument evidencing the option.

             E. Each outstanding option under the Plan which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

             F. Should the corporation, in connection with any merger or other business consolidation with, or any purchase or acquisition of the stock or assets of another corporation, enter into an agreement with such other corporation providing for the substitution of the corporation 1 options for the outstanding options of such other corporation upon the consummation of the transaction, then the Committee shall have full power and authority to issue new options under this Plan in substitution for one or more outstanding options of the other corporation, subject, however, to the following special terms and conditions:

                  (i) The number of shares covered by each incentive stock option of the other corporation (the "old option") and the price per share payable thereunder will be appropriately adjusted to apply to the number and class of securities of the Corporation which would be issuable, in connection with the merger or other transaction, to an actual holder of the same number of shares of stock of the other corporation which are purchasable under the old option immediately prior to such transaction, and the option issued hereunder in substitution (the "new option") will be for such adjusted number of shares exercisable at such adjusted option price, subject however to the further limitations of clauses (ii), (iii) and (iv) below.

                  (ii) On a share-by-share basis, the ratio of the option price to the fair market value of stock covered by the new option immediately after the substitution will not be more than the ratio of the option price to the fair market value of the stock covered by the old option immediately prior to the substitution.





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
                  (iii) The excess of the aggregate fair market value of the shares subject to the new option immediately after the substitution over the aggregate option price payable for such shares will not be more than the excess of the aggregate fair market value of all shares subject to the old option immediately before such substitution over the aggregate option price payable for such shares.

                  (iv) The new option will not give the option holder any additional benefits not otherwise provided under the old option.

             G. In connection with the Corporation's acquisition, on July 3, 1986 (the "Closing"), of all the issued and outstanding capital stock of Lionex Corporation ("Lionex"), there were issued under the Plan, in compliance with the requirements of subsection VI.F above, options to purchase shares of the Corporation's Common Stock (the "Anthem Incentive Options") in substitution for the incentive stock options for shares of Lionex common stock outstanding under the Lionex 1983 Stock Option Plan ("the Lionex Incentive Options") immediately prior to the Closing. Accordingly, the number of shares of the Corporation's Common Stock subject to each Anthem Incentive Option immediately after the substitution was equal to the product of (A) the number of shares of Lionex common stock subject to the substituted Lionex Incentive Option immediately prior to the Closing and (B) the Conversion Factor in effect for the Lionex acquisition. For this purpose, the Conversion Factor is the fraction the numerator of which is $20.6728 ($16,826,617.50 divided by 813,950, the total number of Lionex shares outstanding immediately prior to the Closing), and the denominator of which is $13.95, the average closing selling price per share of the Corporation's Common Stock on the New York Stock Exchange for the five (5) consecutive trading days which immediately preceded the date of the Closing. The exercise price per share in effect under each Anthem Incentive Option was obtained by dividing (i) the exercise price per share in effect under the Lionex Incentive Option immediately prior to the Closing, by (ii) the Conversion Factor and then rounded up to the next highest whole cent.

             H. The grant of options under this Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.


VII.  CANCELLATION AND NEW GRANT OF OPTIONS.
      -------------------------------------

             The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than one hundred percent (100%) of fair market value of the Common Stock on the new grant date (or one hundred ten percent (110%) of such fair market value if the optionee is a 10% Shareholder). If one or more of the canceled options are pre-1986 options, then such options shall, for purposes of the "sequential exercise" rule of subsection V.6, be considered to be outstanding until the expiration date initially specified for the option term.


VIII.  STOCK APPRECIATION RIGHTS.
       -------------------------

             A. The Committee shall have full power and authority, exercisable in its sole discretion, to grant to selected optionees tandem stock appreciation rights ("Tandem Rights") and/or Limited Stock Appreciation Rights ("Limited Rights") pertaining to all or part of the shares of Common Stock subject to one or more of their option grants under the Plan.

             B. The terms and conditions applicable to each Tandem Right shall be as follows:

                  (1) Tandem Rights may be granted at the same time the underlying option is granted or at any time thereafter while such option remains outstanding. The exercise of a Tandem





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
        Right shall be effective only if approved by the Committee, which shall have sole discretion in the matter.

                  (2) The Tandem Right shall be exercised by surrendering the underlying option to the Corporation, in whole or in part to the extent such option is at the time exercisable for vested shares of the Corporation's Common Stock. If the Committee approves the exercise of the Tandem Right, then the optionee shall become entitled to a distribution from the Corporation ("Appreciation Distribution") equal to the excess of (i) the fair market value (at date of exercise) of the shares of the Corporation's Common Stock in which the optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate option price payable for such vested shares.

                  (3) If the entire option is surrendered or if a portion of the option is surrendered without a concurrent exercise of all or part of the remainder, then the Appreciation Distribution to which the optionee becomes entitled upon approval of the surrender by the Committee shall be made in the form of shares of Common Stock or in cash or in a combination of Common Stock and cash, as the Committee in its sole discretion deems appropriate. For purposes of computing the number of shares to be distributed, the Common Stock shall be valued at fair market value on the date the option is surrendered.

                  (4) Should the optionee surrender the option in part for an Appreciation Distribution and concurrently exercise the option in part for Common Stock, then if the Committee approves the surrender, the Appreciation Distribution on the surrendered portion of the option shall be applied as a cash credit against the option price payable for the Common Stock for which the option is exercised. If the Appreciation Distribution exceeds the option price payable for the purchased Common Stock, then the excess shall be distributed in accordance with the terms and conditions of subsection B(3) above.

                  (5) The Tandem Right shall not be exercisable during the initial six (6)-month period following the grant date, except to the extent the instrument evidencing such right provides for exercisability upon the optionee's death or permanent disability.

                  (6) If the holder of the Tandem Right (i) is at the time of exercise considered an officer or director of the Corporation for purposes of Section 16(b) of the Securities Exchange Act of 1934 or
        (ii) was such an officer or director at any time during the six-month period immediately preceding the date of exercise and made any purchase or sale of Common Stock during such six-month period, then the Tandem Right can only be exercised during the ten business day period commencing on the third business day following public release of the corporation's quarterly or annual summary statement of income and earnings and ending on the twelfth business day following such release.

                  (7) If the exercise of a Tandem Right is disapproved by the Committee, then the optionee shall retain whatever rights such individual had under the surrendered option (or the surrendered portion thereof) on the date of the surrender and may exercise such rights at any time prior to the later of (a) the expiration of the 5 business-day period following the date on which such individual receives notification of the disapproval or (b) the last day on which the option is otherwise exercisable, but in no event may such rights be exercised at any time after ten (10) years after the date of the option grant.

                  (8) If the option was granted prior to January 1, 1987, such option may be surrendered pursuant to the Tandem Right only to the extent such option could at the date of surrender be exercised in compliance with the "sequential exercise" rule of subsection V.6.

                  (9) The Tandem Right may not be transferred or assigned, and the Tandem Right may not be exercised any time after the expiration or sooner termination of the term of the option to which it relates.

                  (10) No limitation shall exist on the aggregate amount of cash payments the Corporation may make under the Plan in connection with the exercise of Tandem Rights pursuant to this Article VIII.

             C. The following provisions shall be in effect with respect to any Limited Rights granted prior to the 1992 Annual Stockholder's Meeting:

                  (1) Limited Rights may be affixed to one or more pre-1992 options held by a Section 16(b) Insider, either at the time such options are granted or at any time while they remain outstanding. Upon the occurrence of a Change in Control (as such term is defined in subsection VI.B), the Section 16(b) Insider may exercise each such Limited Right by surrendering the underlying option to the Corporation, to the extent such option (I) has been outstanding for at least six (6) months and (II) is at the time exercisable for vested shares.

                  (2) In exchange for each option surrendered in accordance with subparagraph (1) above, the Section 16(b) Insider shall receive an Appreciation Distribution from the Corporation in an amount equal to the excess of (i) the fair market value (on the date of surrender) of the number of shares in which the Section 16(b) Insider is at the time vested under the surrendered option over (ii) the aggregate option price payable for such vested shares. For purposes of such Appreciation Distribution, the fair market value per share of the vested Common Stock subject to the surrendered option shall be deemed to be equal to the Fair Market Value per share on the date of surrender, as determined in accordance with the normal valuation provisions of the Plan.

                  (3) The exercise of the Limited Right shall not require any approval or consent of the Committee and the Appreciation Distribution shall be made entirely in cash. The shares of Common Stock subject to each surrendered option shall not be available for subsequent issuance under this Plan.

             D. The following provisions shall govern any Limited Rights granted at or after the 1992 Annual Meeting:

                  (1) Limited Rights may, in the Committee's sole discretion, be granted in tandem with one or more post-1991 options held by a
        Section 16(b) Insider, either at the time such options are granted or at any time while they remain outstanding. Upon the occurrence of a Hostile Take-Over, each outstanding option with such a Limited Right in effect for at least six (6) months shall automatically be canceled, to the extent such option is at the time exercisable for vested shares of Common Stock, and the Section 16(b) Insider shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock which are at the time vested under the canceled option over (B) the aggregate exercise price payable for such vested shares. The balance of the option (if any) shall continue in full force and effect in accordance with the instrument evidencing such grant.

                  (2) For purposes of subparagraph (1) above, the following definitions shall be in effect:

                       A Hostile Take-Over shall be deemed to occur in the
             event (i) any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing fifty percent (50%) or more of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept and (ii) more than fifty percent (50%) of the securities so acquired in such tender or exchange offer are accepted from holders other than officers and directors of the Corporation who participate in the Plan.

                       The Take-Over Price per share shall be deemed to be
             equal to the fair market value per share of Common Stock on the date of cancellation, as determined pursuant to the valuation provisions of Section V.1.D.

             E. For purposes of this Section VIII, an individual shall be considered to be a Section 16(b) Insider on any relevant date under the Plan if such individual (A) is at the time an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934 or (B) was such an officer or director at any time during the six month period immediately preceding the date in question and made any purchase or sale of Common Stock during such six-month period.


IX.  LOANS OR GUARANTEE OF LOANS.
     ---------------------------

             The Committee may assist any optionee (including an optionee who is an officer or director of the Corporation) in the exercise of one or more options under the Plan by (a) authorizing the extension of a loan to such optionee from the Corporation, (b) permitting the optionee to pay the option price for the purchased Common Stock in installments over a period of years or
(c) authorizing a guarantee by the Corporation of a third party loan to the optionee. The terms of any loan, installment method of payment or guarantee (including the interest rate and terms of repayment) will be established by the Committee in its sole discretion. Loans, installment payments and guarantees may be granted without security or collateral, but the maximum credit available to the optionee shall not exceed the sum of (i) that portion of the aggregate option price in excess of the amount determined to be capital pursuant to
Section 154 of the Delaware General Corporation Law plus (ii) any federal and state income and employment tax liability incurred by the optionee in connection with the exercise of the option.


X.  AMENDMENT OF THE PLAN.
    ---------------------

             (a) The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan; and provided, further, that the Board shall not, without the approval of the Corporation's stockholders, (i) materially increase the maximum number of shares issuable under the Plan, except for permissible adjustments under subsection IV(c), (ii) materially modify the eligibility requirements for the grant of options under the Plan or
(iii) otherwise materially increase the benefits accruing to participants under the Plan.

             (b) Notwithstanding the provisions of subsection X(a), the Board hereby reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding options under the Plan to the extent necessary to qualify any or all options under the Plan for such favorable federal income tax treatment as may be afforded employee stock options under Section 422 of the Code and regulations subsequently promulgated thereunder.


XI.  EXTENSION OF EXERCISE PERIOD.
     ----------------------------

             The Committee shall have full power and authority to extend the period of time for which any option granted under this Plan is to remain exercisable following the optionee's cessation of Employee status or death from the limited period in effect under subsection V.3 to such greater period of time as the committee shall deem appropriate; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.


XII.  EFFECTIVE DATE AND TERM OF PLAN.
      -------------------------------

             (a) The Plan was initially adopted by the Board on February 21, 1980 and restated in its entirety in February 1990 to extend its term to August 12, 1996. This amendment of the Plan (including the 600,000-share increase to the number of the shares authorized for issuance hereunder) is effective upon adoption by the Board on February 18, 1992, but no option granted on the basis of the 600,000-share increase shall become exercisable unless and until such share increase shall have been approved by the Corporation's stockholders. If such stockholder approval is not obtained at the 1992 Annual Meeting, then any options previously granted on the basis of the 600,000-share increase shall terminate and no further options based on such share increase shall be granted. Those options granted under the amended Plan which are not based on the 600,000-share increase shall remain outstanding in accordance with the terms and conditions of the respective instruments evidencing such options, whether or not the requisite stockholder approval of the amendment is obtained.
Subject to the foregoing limitations, the committee may grant options under the amended Plan at any time after the effective date and before the date fixed herein for termination of the Plan.

             (b) All options and stock appreciation rights issued and outstanding under the Plan immediately prior to the adoption of the February 18, 1992 amendment shall continue to be governed by the terms and conditions of the Plan (and the instrument evidencing each such option and right) as in effect on the date each such option or right was previously granted, and nothing in the amendment shall be deemed to affect or otherwise modify the rights or obligations of the holders of such stock options or stock appreciation rights with respect to their acquisition of shares of Common Stock thereunder or the exercise of their outstanding stock appreciation rights. However, the Committee may, in its discretion, modify any option or stock appreciation right issued and outstanding under the Plan immediately prior to adoption of this February 18, 1992 amendment to include one or more of the provisions added to the Plan by such amendment.

             (c) Unless sooner terminated in accordance with Article VI, the Plan shall terminate upon the earlier of (i) August 12, 1996 or (ii) the date on which all shares available for issuance under the Plan shall have been issued or canceled pursuant to the exercise or surrender of options granted hereunder. If the date of termination is determined under clause (i) above, then options outstanding on such date shall not be affected by the termination of the Plan and shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

             (d) Options may be granted under this Plan to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided (i) an amendment to increase the maximum number of shares issuable under the Plan is adopted by the Board prior to the initial grant of any such option and within one year thereafter such amendment is approved by the Corporation's stockholders and (ii) each option so granted is not to become exercisable, in whole or in part, at any time prior to the obtaining of such stockholder approval.


XIII.  USE OF PROCEEDS.
       ---------------

             Any cash proceeds received by the Corporation from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.


XIV.  WITHHOLDING.
      -----------

             The Corporation's obligation to deliver shares upon the exercise or surrender of any option granted under the Plan shall be subject to the option holder's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.


XV.     REGULATORY APPROVALS.
        --------------------

             The implementation of the Plan, the granting of any option hereunder, and the issuance of stock upon the exercise or surrender of any such option shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the stock issued pursuant to it.